                                                                    EXHIBIT 12.1



                            AMF GROUP HOLDINGS INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (IN MILLIONS OF DOLLARS)



                                    AMF GROUP     PRO FORMA AMF
                                     HOLDINGS         GROUP              PREDECESSOR COMPANY
                                       INC.       HOLDINGS INC.   ---------------------------------
                                   ------------   -------------
                                   PERIOD ENDED   TWELVE MONTHS       YEARS ENDED DECEMBER 31,
                                   DECEMBER 31,   DECEMBER 31,    ---------------------------------
                                     1996(A)         1996(B)       1995     1994     1993     1992
                                   ------------   -------------   ------   ------   ------   ------
Pre-tax income (loss) from
  continuing operations..........     $(28.2)        $ (30.6)     $108.9   $115.8   $ 97.5   $ 79.5
Fixed charges:
     Interest expense............       78.0           106.2        15.7      7.4      5.0      7.9
     Amortization of debt issue
       costs on all
       indebtedness..............        3.3             4.5        --       --       --        0.1
     Rentals -- 33%..............        4.5             7.0         5.6      5.0      4.8      5.1
                                   ------------   -------------   ------   ------   ------   ------
     Total fixed charges.........       85.8           117.7        21.3     12.4      9.8     13.1
                                   ------------   -------------   ------   ------   ------   ------
     Earnings before income taxes
       and fixed charges.........     $ 57.6         $  87.1      $130.2   $128.2    107.3   $ 92.6
                                   ===========    ============    ======   ======   ======   ======
     Ratio of earnings to fixed
       charges...................        0.7             0.7         6.1     10.3     10.9      7.1
                                   ===========    ============    ======   ======   ======   ======
     Deficiency of earnings to
       fixed charges.............     $(28.2)        $ (30.6)     $  N/A   $  N/A   $  N/A   $  N/A
                                   ===========    ============    ======   ======   ======   ======


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(a) Represents results of operations of acquired business from May 1, 1996 through December 31, 1996.



(b) Represents operations from January 1, 1996 through December 31, 1996.